Exhibit D
VOTING AGREEMENT
THIS VOTING AGREEMENT (this "Agreement"), dated as of July 26, 2017, is among Markel Corporation, a Virginia corporation ("Parent"), and the Persons executing this Agreement as "Stockholders" on the signature page hereto (each a "Stockholder" and collectively, the "Stockholders").
W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Markelverick Corporation, a Delaware corporation and wholly-owned direct subsidiary of Parent ("Merger Sub"), and State National Companies, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into the Company (the "Merger") pursuant to the Delaware General Corporation Law upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, as of the date hereof, each Stockholder is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and is entitled to vote and dispose of the number of shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") set forth on Schedule I (with respect to such Stockholder and until disposed of by such Stockholder in accordance with Section 2.03, the "Owned Stock" and, together with any additional Company Common Stock of which such Stockholder becomes the "beneficial owner" after the date hereof and during the term of this Agreement, the "Subject Stock"); and
WHEREAS, in connection with the execution and delivery of the Merger Agreement, Parent and each Stockholder desire to enter into this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:
ARTICLE I

 DEFINITIONS; INTERPRETATION
Section 1.01  Definitions.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.
Section 1.02  Interpretation.
(a) As used in this Agreement, references to the following terms have the meanings indicated:
(i) to the Preamble or to the Recitals, Sections, Articles or Schedules are to the Preamble or a Recital, Section or Article of, or a Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii) to any Contract (including this Agreement) or "organizational document" are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;
(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;
(iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;
(v) to "hereof," "herein," "hereunder," "hereby," "herewith" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(vi) to the "date of this Agreement," "the date hereof" and words of similar import refer to July 26, 2017; and
(vii) to "this Agreement" includes the Schedule to this Agreement.
(b) Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."  The word "or" shall not be exclusive.  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.  Unless otherwise indicated, the word "day" shall be interpreted as a calendar day.  With respect to any determination of any period of time, unless otherwise set forth herein, the word "from" means "from and including" and the word "to" means "to but excluding."
(d) The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(e) References to a "party" hereto means Parent or a Stockholder and references to "parties" hereto means Parent and the Stockholders unless the context otherwise requires.
(f) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
(h) All capitalized terms used without definition in the Schedule to this Agreement shall have the meanings ascribed to such terms in this Agreement.
(i) Whenever Owned Stock is held by the trustees of a trust, the term "Stockholder" may be used in this Agreement to refer to a single trustee of the trust, even though the trustees of the trust collectively hold title to the Owned Stock.
ARTICLE II
COVENANTS OF STOCKHOLDERS
Section 2.01  Agreement to Vote.
(a) Each Stockholder agrees that (i) at the Company Stockholders Meeting or at any other meeting of the holders of Company Common Stock called to consider the adoption of the Merger Agreement and the Merger, (A) when such meeting of the holders of Company Common Stock is held, such Stockholder shall appear at such meeting or otherwise cause the Subject Stock to be counted as present thereat for the purpose of establishing a quorum and (B) such Stockholder shall vote or cause to be voted at such meeting any Subject Stock in favor of adopting the Merger Agreement and the Merger; provided, however, that the foregoing shall not require such Stockholder to vote or cause to be voted at such meeting any Subject Stock in favor of any Excluded Amendment and (ii) at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, such Stockholder shall vote (or cause to be voted), in person or by proxy, all of the Subject Stock against (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, or sale or transfer of all or substantially all of the assets or securities of the Company or any of its Subsidiaries, (B) any amendment of the Company's certificate of incorporation or by-laws other than as contemplated by the Merger Agreement, (C) any other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to in any manner impede, frustrate, prevent or nullify the Merger or the Merger Agreement, (D) any extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company (other than pursuant to the Merger Agreement) and (E) any Takeover Proposal.  For the avoidance of doubt, each Stockholder shall retain at all times the right to vote any Subject Stock in such Stockholder's sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 2.01 that are at any time or from time to time presented for consideration to the holders of Company Common Stock.
(b) Each Stockholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with such Stockholder's obligations pursuant to this Agreement.

(c) Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of any Subject Stock.  All rights, ownership and economic benefits of and relating to the Subject Stock shall remain vested in and belong to the Stockholders.
Section 2.02  Irrevocable Proxy.  Each Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Subject Stock.  Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote such Stockholder's Subject Stock at any at the Company Stockholders Meeting or at any other meeting of the holders of Company Common Stock called to seek consider the adoption of the Merger Agreement and the Merger; provided, that this proxy and power of attorney granted by such Stockholder shall be effective if, and only if, such Stockholder has not delivered to the Company at least three (3) Business Days prior to such meeting, a duly executed proxy card voting such Stockholder's Subject Shares in favor of adopting the Merger Agreement and the Merger and has not revoked such duly executed proxy card.  This proxy and power of attorney is given by such Stockholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of such Stockholder under this Agreement.  Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.  This proxy and power of attorney granted by each Stockholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by a Stockholder with respect to any of the Subject Shares.  The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of a Stockholder.  The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement pursuant to Section 5.01.  The irrevocable proxy granted pursuant to this Section 2.02 shall not be terminated by any act of the Stockholder or by operation of Law.  If between the execution hereof and the Termination Date, any trust or estate holding the Subject Stock should be terminated, or if any corporation or partnership holding the Subject Stock should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates or book-entry credits representing the Subject Stock shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.
Section 2.03  Transfer Restrictions.  Prior to the Company obtaining the Company Required Vote, the Stockholders shall not, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (collectively, "Transfer"), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Subject Stock (or other equity securities of the Company) to any Person other than (a) with respect to any Stockholder who is an individual acting in his or her individual capacity, to any immediate family member of such individual or any trust for the benefit of such immediate family member or to any lineal ascendants or descendants of the individual Stockholder pursuant to the laws of descent and distribution, (b) with respect to a Stockholder that is not an individual, to any Affiliate or (c) with respect to a Stockholder that is a trustee of a trust, to any trustee or beneficiary to such trust, in each case of clauses (a), (b) and (c) provided the applicable transferee executes a joinder hereto that is reasonably satisfactory to Parent.
Section 2.04  Stock Dividends, etc.  If between the date of this Agreement and the Effective Time the issued and outstanding Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms "Owned Stock" and "Subject Stock" shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.
Section 2.05  Waiver of Appraisal Rights.  Each Stockholder hereby waives, and shall cause to be waived, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under Delaware Law.
Section 2.06  Disclosure.  Each Stockholder hereby acknowledges that the Company, Parent and Merger Sub may publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and filings with any Governmental Authority, including Insurance Regulators, whose consent, approval, authorization or waiver is required to consummate the Merger, such Stockholder's identity and ownership of the Subject Stock and the nature of such Stockholder's obligations under this Agreement.  Parent hereby authorizes each Stockholder to disclose in any disclosure required by any Governmental Authority Parent's identity and the nature of Parent's obligations under this Agreement.
Section 2.07  Fiduciary Responsibilities.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Stockholder solely in its capacity as a holder of Company Common Stock and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights and obligations of Terry L. Ledbetter, Sr., Bradford Luke Ledbetter, Terry L. Ledbetter, Jr., Lonnie K. Ledbetter III, Lonnie K. Ledbetter and Kendall K. Ledbetter or any other director, officer, employee or designee of the Stockholders or their Affiliates serving on the Company Board of Directors or as an officer or employee of the Company from taking any action in his or her capacity as a director, officer or employee of the Company, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director, officer or employee of the Company shall be deemed to constitute a breach of any provision of this Agreement.
Section 2.08  Effect of Adverse Recommendation Change.  Until the termination of this Agreement in accordance with its terms, the obligations of the Stockholder specified in this Agreement shall apply whether or not the Company Board of Directors (or any committee thereof) has effected an Adverse Recommendation Change.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER
Each Stockholder hereby represents and warrants, severally and not jointly, to Parent that:
Section 3.01  Organization.  To the extent such Stockholder is not an individual acting in an individual capacity, such Stockholder is duly incorporated, organized or created, validly existing and in good standing (with respect to jurisdictions and organizational forms that recognize such concept) under the Laws of the jurisdiction of its incorporation, organization or creation.
Section 3.02  Ownership of Owned Stock.  Such Stockholder is the beneficial owner of the Owned Stock set forth opposite such Stockholders name on Schedule I for purposes of Section 13 of the Exchange Act, free and clear of all Liens, except for any Liens created by this Agreement or those imposed by applicable securities and insurance Laws.  Schedule I sets forth as of the date hereof with respect to such Stockholder (1) the number of shares of Owned Stock that are owned by such Stockholder in the form of Company Common Stock, (2) the number of shares of Owned Stock that are beneficially owned by such Stockholder as options, warrants or other rights to purchase or otherwise acquire any Company Common Stock and (3) any other options, warrants or other rights owned by such Stockholder to purchase or otherwise acquire any Company Common Stock.  As of the date of this Agreement, the Stockholder does not beneficially own (within the meaning of Section 13 of the Exchange Act) any Company Common Stock other than the Owned Stock.  Such Stockholder has the sole right to vote the Owned Stock, and, except as contemplated by this Agreement, none of the Owned Stock is subject to any voting trust or other agreement with respect to the voting of the Owned Stock.  Such Stockholder has the sole right to dispose of the Owned Stock with no restrictions, subject to applicable securities Laws on its rights of disposition of the Owned Stock.  Except as expressly contemplated or permitted by this Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer or cause to be Transferred any Owned Stock or otherwise relating to the Transfer of any Owned Stock and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Stock.  Such Stockholder has and (except as otherwise expressly provided by this Agreement) will have at all times through the time that the Company obtains the Company Required Vote, sole power (or shared power solely with another Stockholder) (a) to vote the Subject Stock (including the right to control such vote as contemplated herein) with respect to the matters set forth in this Agreement, (b) of disposition, (c) to issue instructions with respect to the matters set forth in this Agreement, and (d) to agree to all of the matters set forth in this Agreement, in each case, with respect to all of such Stockholder's Subject Stock and with respect to all of the Subject Stock owned by the Stockholder at all times through the time that the Company obtains the Company Required Vote.
Section 3.03  Authority for Agreement.  To the extent such Stockholder is not an individual acting in his or her individual capacity, such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by such Stockholder of this Agreement, and the performance by such

Stockholder of its obligations hereunder, have been duly authorized by all necessary action, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to performance by such Stockholder of its obligations hereunder.  This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as enforcement thereof may be limited against such Stockholder by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.
Section 3.04  No Conflicts; Governmental Approvals.
(a) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations hereunder will not, (i) to the extent such Stockholder is not an individual, conflict with or violate any provision of the organizational documents of such Stockholder, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 3.04(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.03(a), conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which such Stockholder is entitled under, any Contract to which such Stockholder is a party or by which such Stockholder, or any property or asset of such Stockholder, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of such Stockholder, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform its obligations hereunder.
(b) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations hereunder will not, require any consent, approval, authorization or waiver from any Governmental Authority, except for consents, approvals, authorizations and waivers contemplated by Section 4.05(b) of the Merger Agreement.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to the Stockholders that:
Section 4.01  Organization.  Parent is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of Virginia.
Section 4.02  Authority, Execution and Delivery; Enforceability.  Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by Parent of this Agreement, and the performance by Parent of its obligations hereunder, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to performance by Parent of its obligations hereunder.  This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as enforcement thereof may be limited against Parent by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.
Section 4.03  No Conflicts; Governmental Approvals; No Ownership.
(a) The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations hereunder will not, (i) conflict with or violate any provision of the organizational documents of Parent, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 3.04(a), conflict with or violate any Law applicable to Parent or by which any property or asset of Parent is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Parent is entitled under, any Contract to which Parent is a party or by which Parent, or any property or asset of Parent, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of such Stockholder, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations hereunder will not, require any consent, approval, authorization or waiver from any Governmental Authority, except for consents, approvals, authorizations and waivers contemplated by Section 5.03(b) of the Merger Agreement.
(c) Parent is not a beneficial owner (within the meaning used in Section 13(d) of the Exchange Act) of shares of Common Stock.
ARTICLE V

 TERMINATION, AMENDMENT AND WAIVER
Section 5.01  Termination.  This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (a) the Outside Termination Date, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, (d) with respect to any Stockholder, the entry by Parent, the Company and Merger Sub into any amendment, modification or waiver to the Merger Agreement without the prior written consent of such Stockholder that (i) results in a decrease in the Merger Consideration (as defined in the Merger Agreement on the date hereof) payable to holders of Company Common Stock, (ii) results in a change in the type of consideration payable, (iii) provides for or otherwise results in disparate treatment of such Stockholder vis-a-vis the other stockholders of the Company with regard to the Merger Consideration or (iv) extends the Outside Termination Date, adds any conditions to Section 7.01 or Section 7.02 of the Merger Agreement or adds any termination rights under the Merger Agreement in favor of Parent (any such amendment, modification or waiver, an "Excluded Amendment") or (e) with respect to any Stockholder, the mutual written agreement of such Stockholder and Parent.
Section 5.02  Effect of Termination.  In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the applicable Stockholders, except (a) that the provisions of this Section 5.02 and Article VI shall survive termination and (b) nothing shall relieve any party from any liability relating to any Willful Breach of this Agreement.  "Willful Breach" means any material breach of a material term of this Agreement by a party hereto resulting from an intentional action or failure to act of such party that such party knew (or should have known under the circumstances) was or would result in a material breach of a material term of this Agreement by such party.
Section 5.03  Amendment; Waiver.  Subject to Section 5.01(e), this Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VI

 GENERAL PROVISIONS
Section 6.01  Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (in each case with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):
if to Parent, to:

Markel Corporation
4521 Highwoods Parkway
Glen Allen, Virginia 23060
Facsimile:	804-527-3810
Email:	rgrinnan@MarkelCorp.com
Attention:	Richard R. Grinnan

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Facsimile:	312-853-7036
Email:	bfahrney@sidley.com
Attention:	Brian J. Fahrney
Email:	swilliams@sidley.com
Attention:	Scott R. Williams

if to a Stockholder, to:

To them at the address, facsimile number and email address set forth opposite such Stockholder's name on Schedule I.

Section 6.02  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.
Section 6.03  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this

Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 6.04  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
Section 6.05  Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
Section 6.06  Consent to Jurisdiction.  Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) ("Delaware Courts"), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, interpretation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, interpretation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 6.01 or in any other manner permitted by applicable Law.
Section 6.07  Waiver of Jury Trial.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT.  EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 6.07.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 6.08  Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach.  It is accordingly agreed that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.  The parties further agree that (a) by seeking any remedy provided for in this Section 6.08, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 6.08 shall require any party to institute any action for (or limit such party's right to institute any action for) specific performance under this Section 6.08 before exercising any other right under this Agreement.
Section 6.09  Severability.  If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

MARKEL CORPORATION

By:	/s/ Richard R. Whitt, III
	Name:	Richard R. Whitt, III
	Title:	Co-Chief Executive Order

/s/ Terry Lee Ledbetter, Sr.

TERRY LEE LEDBETTER, SR., as Trustee of  THE TERRY LEE LEDBETTER AND RETA LAURIE LEDBETTER 2000 REVOCABLE TRUST, held under Article IV of that certain trust agreement dated April 10, 2000, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter and Reta Laurie Ledbetter, as trustees, as most recently amended and restated on February 11, 2016.

/s/ Reta Laurie Ledbetter

RETA LAURIE LEDBETTER, as Trustee of  THE TERRY LEE LEDBETTER AND RETA LAURIE LEDBETTER 2000 REVOCABLE TRUST, held under Article IV of that certain trust agreement dated April 10, 2000, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter and Reta Laurie Ledbetter, as trustees, as most recently amended and restated on February 11, 2016.

/s/ Terry Lee Ledbetter, Jr.

TERRY LEE LEDBETTER, JR., as Trustee of THE TERRY LEE LEDBETTER, JR. 2006 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ Bradford Luke Ledbetter

BRADFORD LUKE LEDBETTER, as Trustee of THE TERRY LEE LEDBETTER, JR. 2006 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ Bradford Luke Ledbetter

BRADFORD LUKE LEDBETTER, as Trustee of THE BRADFORD LUKE LEDBETTER 2006 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Terry Lee Ledbetter, Jr., as trustees.

/s/ Terry Lee Ledbetter, Jr.

TERRY LEE LEDBETTER, JR., as Trustee of THE BRADFORD LUKE LEDBETTER 2006 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Terry Lee Ledbetter, Jr., as trustees.

/s/ Bradford Luke Ledbetter

BRADFORD LUKE LEDBETTER, as Trustee of THE BRADFORD LUKE LEDBETTER 2010 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Terry Lee Ledbetter, Jr., as trustees.

/s/ Terry Lee Ledbetter, Jr.

TERRY LEE LEDBETTER, JR., as Trustee of THE BRADFORD LUKE LEDBETTER 2010 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Terry Lee Ledbetter, Jr., as trustees.

/s/ Bradford Luke Ledbetter

BRADFORD LUKE LEDBETTER, as Trustee of THE LEDBETTER FAMILY AND CHARITABLE IRREVOCABLE 2012 TRUST, held under Article IV of that certain trust agreement dated December 28, 2012, by and between Terry Lee Ledbetter, as grantor, and Bradford Luke Ledbetter, as trustee.

/s/ Terry Lee Ledbetter, Jr.

TERRY LEE LEDBETTER, JR., as Trustee of THE LEDBETTER DESCENDANTS IRREVOCABLE 2012 TRUST, held under Article IV of that certain trust agreement dated December 28, 2012, by and between Reta Laurie Ledbetter, as grantor, and Terry Lee Ledbetter, Jr., as trustee.

/s/ Bradford Luke Ledbetter

BRADFORD LUKE LEDBETTER, as Trustee of THE BRADFORD LUKE LEDBETTER 1999 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Lonnie K. Ledbetter III, as trustees.

/s/ Lonnie K. Ledbetter III

LONNIE K. LEDBETTER III, as Trustee of THE BRADFORD LUKE LEDBETTER 1999 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Lonnie K. Ledbetter III, as trustees.

/s/ Terry Lee Ledbetter, Jr.

TERRY LEE LEDBETTER, JR., as Trustee of THE TERRY LEE LEDBETTER, JR. 2010 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ Bradford Luke Ledbetter

BRADFORD LUKE LEDBETTER, as Trustee of THE TERRY LEE LEDBETTER, JR. 2010 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ Terry Lee Ledbetter, Jr.

TERRY LEE LEDBETTER, JR., as Trustee of THE TERRY LEE LEDBETTER, JR. 1999 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ Bradford Luke Ledbetter

BRADFORD LUKE LEDBETTER, as Trustee of THE TERRY LEE LEDBETTER, JR. 1999 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

THE TERRY AND LAURIE LEDBETTER FOUNDATION

By:	/s/ Reta Laurie Ledbetter
	Name:	Reta Laurie Ledbetter
	Title:	President

/s/ Terry Lee Ledbetter, Sr.
TERRY LEE LEDBETTER, SR.

/s/ Bradford Luke Ledbetter
BRADFORD LUKE LEDBETTER

SCHEDULE I
Supporting Stockholder	Number of Company Common Stock	Number of Company Stock Options	Number of Company Restricted Company
The Terry Lee Ledbetter and Reta Laurie Ledbetter 2000 Revocable Trust	5,160,732	0	0
Terry Lee Ledbetter, Jr. 2006 Grantor Trust No. 2	996,540	0	0
Bradford Luke Ledbetter 2006 Grantor Trust No. 2	986,794	0	0
Bradford Luke Ledbetter 2010 Grantor Trust No. 2	910,432	0	0
The Ledbetter Family and Charitable Irrevocable 2012 Trust	859,332	0	0
The Ledbetter Descendants Irrevocable 2012 Trust	859,332	0	0
Bradford Luke Ledbetter 1999 Grantor Trust No. 2	648,120	0	0
Terry Lee Ledbetter, Jr. 2010 Grantor Trust No. 2	605,710	0	0
Terry Lee Ledbetter, Jr. 1999 Grantor Trust No. 2	601,344	0	0
The Terry and Laurie Ledbetter Foundation	334,730	0	0
Terry L. Ledbetter, Sr.	147,161	1,473,333	322,736
Bradford Luke Ledbetter	12,571	284,900	20,328

c/o State National Companies, Inc.
1900 L. Don Dodson Drive
Bedford, Texas 76021
Facsimile:  877-295-5247
Email:  dcleff@statenational.com
Attention:  David M. Cleff